99.1 Revised GAAP to Non-GAAP Reconciliation, dated April 10, 2023 - Mondee Holdings, Inc.

KEY METRICS[1]	1Q21	2Q21	3Q21	4Q21	FY21	1Q22	2Q22	3Q22	4Q22	FY22
Transactions	262,706	377,720	290,151	389,459	1,320,036	462,931	549,729	591,760	533,110	2,137,530
Take rate	8.7%	10.3%	10.4%	9.2%	9.6%	7.9%	6.8%	6.6%	7.8%	7.2%
Gross revenue	155,350	228,172	220,818	361,691	966,031	478,181	631,689	600,213	511,794	2,221,876
Net revenue	13,494	23,557	22,870	33,273	93,194	37,653	42,650	39,466	39,715	159,484
YoY Growth					42%	179%	81%	73%	19%	71%
QoQ Growth		75%	(3)%	45%		13%	13%	(7)%	1%

ADJUSTED EBITDA RECONCILIATION[1]	1Q21	2Q21	3Q21	4Q21	FY21	1Q22	2Q22	3Q22	4Q22	FY22
Net income (loss)	(12,351)	(13,078)	(4,268)	(9,208)	(38,905)	(6,991)	(2,113)	(64,608)	(16,526)	(90,238)
Interest expense (net)	5,425	5,685	5,937	6,131	23,178	6,102	6,467	7,129	6,319	26,017
Stock-based comp exp	-	3,769	75	92	3,936	80	74	55,236	6,652	62,042
Depreciation & amortization	3,215	3,305	3,252	3,089	12,861	2,817	2,769	2,963	3,221	11,770
Restructuring expense	-	-	-	-	-	-	-	2,130	412	2,542
Changes in fair value of Warrant liability	-	-	-	-	-	-	-	(683)	791	108
Legal expense	-	-	-	-	-	-	-	-	744	744
Income tax provision	65	55	115	88	323	54	236	321	(484)	127
Gain on forgiveness of PPP loan	-	-	(4,292)	(1,576)	(5,868)	-	(2,009)	-	-	(2,009)
Warrant transaction expense	-	-	-	-	-	-	-	-	326	326
Other expenses (income), net	9	26	(872)	(143)	(980)	151	(915)	1,080	(624)	(308)
Sale of export incentives	-	-	-	-	-	-	-	-	760	760
Adjusted EBITDA	(3,637)	(238)	(53)	(1,527)	(5,455)	2,213	4,509	3,568	1,591	11,881
Adjusted EBITDA margin	(27.0)%	(1.0)%	(0.2)%	(4.6)%	(5.9)%	5.9%	10.6%	9.0%	4.0%	7.4%
Deferred items
Supplier contract renegotiation[2]									2,768	2,768
Chargeback recoveries[3]									989	989
Total Adjusted EBITDA									5,348	15,638
Total Adjusted EBITDA margin									13.5%	9.8%

ADJUSTED NET INCOME RECONCILIATION[1]	1Q21	2Q21	3Q21	4Q21	FY21	1Q22	2Q22	3Q22	4Q22	FY22
Net Income (loss)	(12,351)	(13,078)	(4,268)	(9,208)	(38,905)	(6,991)	(2,113)	(64,608)	(16,526)	(90,238)
Stock-based comp exp	-	3,769	75	92	3,936	80	74	55,236	6,652	62,042
Amortization - intangibles	2,078	2,071	1,977	1,756	7,882	1,584	1,584	1,584	1,586	6,338
Income tax provision	65	55	115	88	323	54	236	321	(484)	127
One-time expenses	209	(241)	(4,530)	(2,005)	(6,566)	168	(2,683)	1,674	2,885	2,044
Adjusted Net Income (Loss)	(9,999)	(7,424)	(6,631)	(9,277)	(33,330)	(5,105)	(2,902)	(5,793)	(5,887)	(19,687)
Deferred items
Supplier contract renegotiation[2]									2,768	2,768
Chargeback recoveries[3]									989	989
Total Adjusted Net Income (Loss)									(2,130)	(15,930)

ADJUSTED EPS RECONCILIATION[1]	1Q21	2Q21	3Q21	4Q21	FY21	1Q22	2Q22	3Q22	4Q22	FY22
Net income (loss)	(12,351)	(13,078)	(4,268)	(9,208)	(38,905)	(6,991)	(2,113)	(64,608)	(16,526)	(90,238)
Common shares outstanding	60,800	60,800	60,800	60,800	60,800	60,800	60,800	72,500	82,266	69,092
GAAP EPS	(0.20)	(0.22)	(0.07)	(0.15)	(0.64)	(0.11)	(0.03)	(0.89)	(0.20)	(1.31)
Adjusted net income (loss)	(9,999)	(7,424)	(6,631)	(9,277)	(33,330)	(5,105)	(2,902)	(5,793)	(5,887)	(19,687)
Diluted shares outstanding	94,600	94,600	94,600	94,600	94,600	94,600	94,600	94,600	83,866	91,917
Adjusted EPS	(0.11)	(0.08)	(0.07)	(0.10)	(0.35)	(0.05)	(0.03)	(0.06)	(0.07)	(0.21)
Total adjusted net income (loss)									(2,130)	(15,930)
Diluted shares outstanding									83,866	91,917
Total adjusted EPS									(0.03)	(0.17)
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1 In $ thousands. except transactions which are in ones, per share data, and percentages.
2 Gain realized from renegotiation of supplier agreement in 2022 as per US GAAP to be recorded in future periods and the remaining life of the agreement in question.
3 Anticipated recovery from credit card chargebacks deferred to the future point in time when the funds are physically recovered.